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     REGULAR ANNUAL MEETING OF THE BORD OF DIRECTORS

                             OF

                RAIKE FINANCIAL GROUP, INC.

	The regular annual Meeting of Directors of RAIKE
FINANCIAL GROUP, INC. was held at 3:00PM on Thursday,
October 28, 1999, at the principal office of the corporation, pursuant to written notice dated October14, 1999.

              There were present the following directors:

             William J. Raike,III
             Morris Brunson
             Shannon Raike
             Caroline E. Wisniewski

             Absent was:

             William Bertsche.


     The meeting was called to order by William J.
Raike,III, Chairman of the Board.

     The Chairman then stated that four out of the five of the directors of the Corporation were present, and that a quorum existed for the transacting of business on behalf of the corporation.

	Also in attendance was Douglas H. Flint, General
Counsel to the Corporation.

Shannon Raike recorded the minutes of the meeting.

	All of the directors in attendance also attended the Annual Meeting of Shareholders held prior to this meeting, and each was provided at the meeting a copy of the financial reports of the Corporation. Mr. Raike confirmed that there were no additional questions or comments with regard to the financial reports.

Mr. Raike also reported that the ongoing private placement of shares of the corporation was going very well and that there had been strong demand for shares of the Corporation as evidenced by the large number of shares subscriptions that the Corporation had received.

	Mr. Raike exhibited the new form of the share certificates that had been printed for the Corporation.
He indicated that most shareholders have in the past preferred that the corporate treasury hold their certificates, but that there had recently been increase in the number of shareholders of the Corporation. Mr. Raike suggested that the Board approve the distribution of these new certificates to any shareholder requesting a hard copy of their certificate to represent their holdings of the Corporation's stock. Ms. Raike moved and Ms.Wisniewski seconded that this suggestion be approved. The motion unanimously carried.
	Mr. Raike recommended to the Board that the current management agreement with Raike and Associates, LLC be terminated effective January 1, 2000, and that Raike and Associates, LLC concurred with this action. Upon motion of Mr. Raike and second by Mr. Brunson, the board unanimously voted to terminate the agreement effective January 1, 2000
, and to perform all necessary changeovers of leases, employment, etc. that would be attendant to this termination.

	The board discussed and unanimously approved the recommended revisions to the Articles and Bylaws of the Corporation as discussed in the Annual Meeting of Shareholders, which preceded this meeting.

	Mr. Raike stated that it was in order to approve for the next ensuing year General Counsel and Outside Auditor for the Corporation. Mr. Raike moved and Ms. Raike seconded a motion naming Douglas H. Flint of the firm of Flint & Connolly as General Counsel. Mr. Raike then moved and Ms.Wisniewski seconded a motion naming Mitchell Davis, C.P.A as the Corporation's Outside Auditor.

	Mr. Raike noted that it was order to consider electing corporate officers for the ensuing year. Upon nominations duly made, seconded and unanimously carried, the following persons were selected to serve as officers of the corporation:

PRESIDENT AND CHIEF EXECUTIVE OFFICER: WILLIAM J. RAIKE,III
SECRETARY:                             SHANNON RAIKE
TREASURER AND CHEIF FINANCIAL OFFICER: SHANNON RAIKE
CHAIRMAN OF THE BOARD:                 WILLIAM J. RAIKE,III


	Mr. Raike advised the Board that he would soon recommend the creation of department head position in the areas such as compliance, insurance and technological functions of the Corporation, He stated that he did not currently see an immediate need for these positions, but that they would definitely be need on the future.

	Mr. Raike then noted that it was in order to consider electing representatives to the Board's Audit Committee.
Upon nominations duly made, seconded and unanimously carries, the following persons were selected to serve as members of the Audit Committee:
         MORRIS BRUNSON
         CAROLINE E. WISNIEWSKI
         SHANNON RAIKE
	Mr. Raike then noted that it was in order to consider electing representatives to the Board's Compensation Committee. Upon nominations duly made, seconded and unanimously carried, the following persons were selected to serve as members of the Compensation Committee:
            MORRIS BRUNSON
            WILLIAM J. RAIKE,III
            WILLIAM BERTSCHE

	Mr. Raike reminded the Board that the shareholders had voted to enlarge the maximum number of directors that may serve on the Board. He indicated that it would be very good for the Corporation to bring in small number of new directors that may be able to bring other experiences to the Board, especially in the field of technology and computer automation.

   There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, it was adjourned.



                      _________________________
                        SECETARY
DIRECTORS IN ATTENDANCE
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